Back to Form 8-K
Exhibit 99.1

WellCare Expands Credit Agreement to Add $300 Million Term Loan

Tampa, Fla. (September 25, 2014) – WellCare Health Plans, Inc. (NYSE: WCG) today announced that it has entered into a $300 million expansion of its senior unsecured credit agreement to include a term loan facility. The fully-drawn term loan facility will expire in September 2016. The original $300 million revolving credit facility, which remains undrawn, expires in November 2018, as initially set. The other principal terms of the original credit agreement are substantially unchanged.

WellCare entered into this additional financing to fund its Medicare stand-alone Prescription Drug Plans (PDPs) due to a receivable from the Centers for Medicare & Medicaid Services (CMS) that is accumulating during 2014. The PDP receivable from CMS primarily relates to low-income subsidies and catastrophic reinsurance coverage (reinsurance) provided by CMS under the Medicare PDP program.

Each year, WellCare submits bids to CMS for its PDPs. These bids include estimates of the portion of the claims responsibility to be borne by CMS relating to low-income cost sharing and pharmacy claims that are expected to pierce the reinsurance threshold established by CMS. WellCare is paid the bid estimates for these provisions of the program throughout the plan year, and settles with CMS the following October for the actual claims paid for low-income subsidies and CMS’s portion of reinsurance. The difference between WellCare's 2014 bid estimates for low-income and reinsurance subsidies and WellCare’s actual outflows relating to CMS’ portion of responsibility is expected to be collected in October 2015, similar to prior years and consistent with PDP program terms.

Cash outflows relating to claims that pierce the reinsurance threshold and claims subject to low income subsidies have exceeded the 2014 bid estimates due to a number of factors including:

▪	higher proportion of branded drug usage compared to bid estimates;

▪	higher level of claims piercing the reinsurance threshold, including those due to new, expensive hepatitis C medications; and

▪	substantial membership growth in 2014 due to WellCare's position below or within the de minimis range of the benchmark in 32 of 33 regions’ bids.

“We believe we have taken the appropriate steps to address the short-term cash flow need created by our 2014 PDP subsidy receivable,” said Tom Tran, WellCare’s senior vice president and chief financial officer. “We expect the magnitude of the PDP CMS receivable to be unique to 2014.”

WellCare’s 2015 PDP bids resulted in one of the company’s basic plans being below the benchmarks in 13 of the 33 CMS regions for which the company submitted bids, and within the de minimis range in nine other regions. For 2014, a basic plan is below the benchmarks in 30 regions, of the 33 regions bid, and within the de minimis range in two other regions.

WellCare expects that the $300 million term loan funding will be adequate to fund its PDP cash flow needs. The company anticipates that its existing $300 million revolving credit facility will not be drawn to fund the PDP CMS receivable, and will remain available for other general corporate purposes.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Fla., WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans. The company serves approximately 3.9 million members nationwide as of June 30, 2014. For more information about WellCare, please visit the company’s website at www.wellcare.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. For example, statements regarding the use of proceeds, the company’s cash flow needs, the utilization of the company’s revolver, the growth and magnitude of the PDP CMS receivable, CMS’s payment and timing of payment of the PDP CMS receivable, and the 2015 PDP bids contain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, WellCare’s progress on top priorities such as improving health care quality and access, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively estimate and manage growth, WellCare’s ability to address operational challenges relating to new business, WellCare’s ability to effectively execute and integrate acquisitions, potential reductions in Medicaid and Medicare revenue, including due to sequestration, WellCare’s ability to estimate and manage medical benefits expense effectively, WellCare’s ability to estimate the PDP subsidies receivable, WellCare’s ability to estimate membership and WellCare’s ability to comply with the terms of the Corporate Integrity Agreement. Given the risks and uncertainties inherent in forward-looking statements, any of WellCare’s forward-looking statements could be incorrect and investors are cautioned not to place undue reliance on any of our forward-looking statements.

Additional information concerning these and other important risks and uncertainties can be found in the company’s filings with the U.S. Securities and Exchange Commission (the SEC), included under the captions “Forward-Looking Statements” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2013, the company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, and other filings by WellCare with the SEC, which contain discussions of WellCare’s business and the various factors that may affect it. Subsequent events and developments may cause actual results to differ, perhaps materially, from WellCare’s forward-looking statements. WellCare undertakes no duty to update these forward-looking statements to reflect any future events, developments, or otherwise.

-END-

CONTACTS:
Investor Relations
Drew Asher
813-206-4421
drew.asher@wellcare.com

Gregg Haddad
813-206-3916
gregg.haddad@wellcare.com

Media Relations
Crystal Warwell Walker
813-206-2697
crystal.walker@wellcare.com